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                                                              EXHIBIT 99.2
For Immediate Release
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                 KEMET ANNOUNCES ORGANIZATIONAL CHANGES
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GREENVILLE, SOUTH CAROLINA (June 23, 1999) - In conjunction with their recent announcement of the promotion of Charles M. Culbertson II to President and Chief Operating Officer, KEMET Corporation today announced additional changes to its organizational structure.

Harris L. Crowley, formerly Senior Vice President/General Manager, Ceramic, is appointed to the newly created position of Senior Vice President, Technology and Engineering. In this capacity, Mr. Crowley will be responsible for the technology and engineering functions for both KEMET's Tantalum and Ceramic Business Units. He will also be responsible for the development and introduction of new products, such as KEMET's exciting new KO Caps (KEMET Organic Tantalum Capacitors).

James P. McClintock, formerly Vice President, Tantalum, transfers to the position of Vice President, U.S. Ceramic Operations, while Richard C. Rickenbach, formerly BME (Base Metal Electrode) Project Manager, is promoted to Director, U.S. Tantalum Operations. Both Mr. McClintock and Mr. Rickenbach will report to Mr. Culbertson.

Dr. Larry A. Mann, formerly Director of Ceramic Technology, is promoted to Vice President of Ceramic Technology and Dr. Daniel F. Persico, formerly Director of Tantalum Technology, is promoted to Vice President of Tantalum Technology. Both Dr. Mann and Dr. Persico will report to Mr. Crowley.

These moves are intended to strengthen KEMET's position in the development of new products and businesses, and will enable the implementation of the most effective technical and business practices across both the Tantalum and Ceramic Business Units.

KEMET Corporation, headquartered in Greenville, South Carolina, is the largest manufacturer of solid tantalum capacitors in the world and the second largest manufacturer of multilayer ceramic capacitors in the United States. KEMET's common stock is listed on The Nasdaq Stock Market's National Market under the symbol KMET. Company information is available via the internet at http://www.kemet.com).

Contact:  Mr. Glenn H. Spears
          Senior Vice President
          (864)963-6674